Exhibit 99.1

                               [Press release]


CONTACTS:
Mary T. Finnegan, Treasurer / Investor Relations
Phone:   ++1 614 438 4748
Fax:     ++1 614 438 4646

                  METTLER TOLEDO ANNOUNCES APPOINTMENT OF
      FRANCIS A. CONTINO TO ITS BOARD OF DIRECTORS AND AUDIT COMMITTEE

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - September 10, 2004 - Mettler-Toledo International Inc. (NYSE: MTD) announced today that Francis
A. Contino has been appointed to its Board of Directors and Audit
Committee, effective October 1, 2004.

Mr. Contino is Executive Vice President and Chief Financial Officer of McCormick and Company, Inc. He is a member of the Management Committee and has been a member of the Board of Directors of McCormick since joining the company in 1998. Prior to joining McCormick, Mr. Contino was the Managing Partner of the Baltimore office of Ernst & Young. He joined Ernst & Young following his graduation from the University of Maryland in 1968.

Robert F. Spoerry, Chairman, President and Chief Executive Officer, stated, "Fran brings to METTLER TOLEDO significant financial expertise as a sitting CFO with over 30 years of public accounting experience. McCormick is an important company within the food industry. Fran's insight to the industry will be invaluable. Fran has a broad base of business knowledge and experience. His contributions to the success of McCormick in recent years are well known and we will benefit greatly from his business acumen. We are delighted to welcome Fran and we look forward to his contributions to the Board and its Audit Committee."

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see Exhibit 99.1 to the Company's Annual Report on Form 10-K for the most recently ended fiscal year. The Company assumes no obligation to update this press release.